Exhibit 99.1

KKR Appoints Evan Spiegel as New Independent Director

KKR & Co. Inc. (NYSE: KKR) today announced that Evan Spiegel has been appointed to the Board of Directors of KKR & Co. Inc. His appointment will bring the number of independent directors to eleven out of a total of fifteen Board seats.

Mr. Spiegel is the Co-Founder and Chief Executive Officer of Snap Inc., a publicly traded camera company that believes reinventing the camera represents the greatest opportunity to improve the way that people live and communicate.

KKR’s other independent directors include Adriane Brown (Managing Partner of Flying Fish Partners), Mary Dillon (Executive Chair of Ulta Beauty, Inc.), Joseph Grundfest (Stanford Law Professor and former Commissioner of the Securities and Exchange Commission), Arturo Gutiérrez (Chief Executive Officer of Arca Continental, S.A.B. de C.V.), John Hess (Director and Chief Executive Officer of Hess Corporation), Dane Holmes (Chief Executive Officer and Co-Founder of Eskalera Inc.), Xavier Niel (Deputy Chairman and Chief Strategy Officer of Iliad SA), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Thomas Schoewe (former Chief Financial Officer of Walmart) and Robert Scully (former member of the Office of the Chairman of Morgan Stanley).

About KKR

KKR is a leading global investment firm that offers alternative asset management and capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of The Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Contacts
Investor Relations:
Craig Larson
Tel: +1-877-610-4910 (U.S.) / +1-212-230-9410
investor-relations@kkr.com

Media:
Kristi Huller
Tel: +1-212-750-8300
media@kkr.com